News Release

TSX, NYSE-MKT
Symbol: NCQ

NovaCopper Announces First Quarter Financial Results

April 9, 2013 - Vancouver, British Columbia - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper” or "the Company”) today announced the results of the first quarter ended February 28, 2013. Details of the Company's financial results are described in the unaudited consolidated financial statements and Management's Discussion and Analysis which, together with further details on each of the Company's projects will be available on the Company's website at www.novacopper.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

First Quarter Financial Results

The following unaudited quarterly information is prepared in accordance with U.S. GAAP.

in thousands of dollars,
except for per share amounts
	Three months	Three months
	ended	ended
	February 28,	February 29,
	2013	2012
	$	$
Amortization	250	118
General and administrative	548	25
Mineral properties expense	802	637
Professional fees	299	2
Salaries	549	84
Salaries – stock-based compensation	4,113	-
Loss and comprehensive loss for the year	6,626	865
Basic and diluted loss per common share	$0.13	$0.02

For the three months ended February 28, 2013, NovaCopper reported a net loss of $6.6 million (or $0.13 basic and diluted loss per common share) compared to a net loss of $0.9 million for the corresponding period in 2012 (or $0.02 basic and diluted loss per common share). This variance was primarily due to a non-cash stock-based compensation charge of $4.1 million, salaries of $0.5 million and general and administrative expenses of $0.5 million incurred as a result of NovaCopper being a stand-alone public company in 2013 compared to 2012. The first quarter of 2012 was prior to the spin-out from NovaGold which became effective April 30, 2012 whereby the majority of expenses related to mineral property expenses has been accounted for as if the project expenditures were incurred by the Company from the project’s inception.

Total stock-based compensation expense recognized for the period was $4.1 million which included $1.9 million for options granted under the NovaCopper stock option plan, $0.04 million for NovaCopper shares to be issued upon exercise of NovaGold options as a result of the spin-out, and $2.1 million for Restricted Stock Units and Deferred Share Units granted to employees and directors, respectively. As NovaCopper was not a publicly traded entity in the first quarter of 2012, there is no similar charge. Further, as a result of becoming a separate public company, expenses were incurred relating to general and administrative expenses of $0.5 million and salaries of $0.5 million for which there are minimal comparable expenses in 2012 of $0.1 million. The comparable basic and diluted loss per common share for 2013 is significantly higher than 2012 mainly as a result of the increased net loss. Expenses to April 30, 2012, the date of completion of the spin-out, were funded by NovaGold.

For the three months ended February 28, 2013, NovaCopper reported mineral property expenses of $0.8 million compared to $0.6 million for the corresponding period in 2012. Similar expenses were incurred consisting of engineering, project support expenses for the upcoming field season and community initiatives.

Liquidity and Capital Resources

At February 28, 2013, NovaCopper had $18.7 million in cash and cash equivalents and working capital of $16.8 million. We expended $3.5 million on operating activities during the three-month period ended February 28, 2013, compared with expenditures of $1.3 million for operating activities for the same period in 2012. Cash spent on operating activities in 2013 was mainly expended on mineral property expenses, general and administrative expenses, salaries, and reducing current liabilities. A majority of cash spent on operating activities in the three months ended February 29, 2012 was expended on mineral property expenses.

Outlook

NovaCopper has approved a budget of $16.0 million for its 2013 exploration program, technical reviews, formal studies and general and administrative costs. During 2013, we plan to carry out additional diamond core drilling focused on the Bornite Project and complete a preliminary economic assessment study on an open-pit mining scenario at the Arctic deposit during the summer of 2013.

We are continuing to work with the Alaska Industrial Development and Export Authority (“AIDEA”) and plan to sign a memorandum of understanding during the first half of 2013 as the next step to advancing the road into the Ambler mining district. The State of Alaska and AIDEA are working on initiating permitting for the road which is expected to provide access to NovaCopper’s Upper Kobuk Mineral Projects (“UKMP Projects”) which includes the Arctic and Bornite Projects. We are also continuing to focus efforts on community relations and workforce development strategies, working closely with NANA on these efforts.

Qualified Persons

Scott Petsel, P.Geo., UKMP Projects Manager, is a qualified person as defined by NI 43-101 and has reviewed and accepts responsibility for the technical information contained within this press release.

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district in Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district – the Arctic VMS deposit with ~7%1 copper-equivalent grades and the Bornite carbonate replacement deposit which contains Indicated Resources of 179 million lbs of copper and Inferred Resources of 3.3 billion lbs of copper at the Ruby Creek and South Reef zones2. Both projects are located within NovaCopper’s land package that spans approximately 143,000 hectares. NovaCopper has formed a partnership with NANA Regional Corporation, Inc., an Alaskan Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with the local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

More information on the Company, its properties and its management team is available on the Company’s website at www.novacopper.com.

NovaCopper Contacts:

Patrick Donnelly	Elaine Sanders
Vice President, Corporate Communications	Chief Financial Officer
patrick.donnelly@novacopper.com	elaine.sanders@novacopper.com

604-638-8088 or 1-855-638-8088

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Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information” and "forward-looking statements” (collectively "forward-looking statements”) within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of NovaCopper, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects”, "anticipates”, "believes”, "intends”, "estimates”, "potential”, "possible”, and similar expressions, or statements that events, conditions, or results "will”, "may”, "could”, or "should” occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NovaCopper Inc.’s Annual Report on Form 10-K dated February 12, 2013, filed with the Canadian securities regulatory authorities, the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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1 The Ambler copper-equivalent resource is calculated using the following metals price assumptions: (in USD) $3.93/lb Cu, $1,815/oz Au, $40.55/oz Ag, $0.98/lb Zn, and $1.08/lb Pb; and is based on grades of 4.05% Cu, 0.80 g/t Au, 59.55 g/t Ag, 5.81% Zn, and 0.97% Pb.

2 For further information, see “NI 43-101 Preliminary Economic Assessment, Ambler Project, Kobuk, AK” dated effective February 1, 2012 and “NI 43-101 Technical Report for the Bornite Deposit, South Reef and Ruby Creek zones, Northwest Alaska” dated effective January 31, 2013.

Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101”) and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission ("SEC”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource” exists or is economically or legally mineable. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.